Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) between AptarGroup, Inc., a Delaware corporation (the “Company”), and Vanessa Kanu (the “Executive”) is entered into as of July 24, 2024. In consideration of the covenants contained herein, the parties agree as follows:

1.            Employment. The Company shall employ the Executive, and the Executive agrees to be employed by the Company, upon the terms and subject to the conditions set forth herein for the period beginning as soon as practicable following the date the Executive’s United States visa petition is approved, but in no event later than November 1, 2024 (such date, the “Effective Date”), subject to Section 12 below. The employment term shall continue until December 31, 2027, unless earlier terminated pursuant to Section 4 hereof; provided, however, that such term shall automatically be extended as of each January 1st commencing January 1, 2026, for one additional year unless either the Company or the Executive shall have terminated this automatic extension provision by written notice to the other party at least 30 days prior to the automatic extension date; provided, however, that in no event shall such term extend beyond December 31, 2042. The term of employment in effect from time to time hereunder is hereinafter called the "Employment Period."

2.            Position and Duties. Upon the Effective Date, the Executive shall serve as Executive Vice President, Finance and Chief Financial Officer (Designate), reporting directly to the Chief Executive Officer of the Company (the "Company CEO") and, effective January 1, 2025 or such other date as agreed to by the parties, the Executive shall serve as Chief Financial Officer of the Company, and shall have the normal duties, responsibilities and authority of an executive serving in such position, subject to the direction of the Company CEO. During the Employment Period, the Executive shall have the title of Executive Vice President and shall report to the Company CEO. During the Employment Period, the Executive shall devote her best efforts and her full business time to the business and affairs of the Company and its subsidiaries.

3.            Compensation and Benefits. The Executive shall be entitled to the following compensation and benefits under this Agreement:

(a)	The Company shall pay the Executive a salary during the Employment Period, in monthly installments, initially at the rate of $720,000 per annum. The Management Development and Compensation Committee of the Board of Directors of the Company (the "Management Development and Compensation Committee") may, in its sole discretion increase (but not decrease) such salary from time to time.

(b)	During the Employment Period, Executive shall be eligible to participate in the annual cash incentive program (the "Short-Term Incentive Plan"), with a target opportunity determined by the Management Development & Compensation Committee for each year of participation, provided that the 2025 target opportunity shall equal 85% of Executive's base salary. The actual amount of the annual bonus earned by and payable to Executive for any year or portion of a year, as applicable, shall be determined upon the satisfaction of goals and objectives established by the Management Development & Compensation Committee, and shall be subject to such other terms and conditions of the Short-Term Incentive Plan (“STI”) as in effect from time to time. Each cash bonus paid under the STI plan shall be paid to Executive no later than March 15th of the calendar year following the calendar year in which the bonus is earned.

(c)	Beginning in calendar year 2025, during the Employment Period, Executive shall be eligible to participate in the long-term incentive plan maintained for senior executive officers of the Company (the "LTI Plan"), with a LTI Plan target opportunity determined by the Management Development & Compensation Committee for each year of participation. For calendar year 2025, the Executive’s LTI Plan target opportunity shall equal 310% of the Executive's base salary. The LTI Plan awards granted to Executive shall be delivered through vehicles and designs that are generally consistent with those awarded to the Company's other senior executive officers in each year.

(d)	The Company shall reimburse the Executive for all reasonable expenses incurred by her in the course of performing her duties under this Agreement which are consistent with the Company's policies in effect from time to time.

(e)	During the Employment Period, the Executive shall be entitled to participate in the Company's executive benefit programs on the same basis as other executives of the Company having the same level of responsibility. Programs consist of those benefits (including insurance, vacation in line with Aptar North America policy and/or other benefits) for which substantially all of the executives of the Company are from time to time generally eligible, as determined from time to time by the Board of Directors of the Company (the "Board") or the Management Development & Compensation Committee.

(f)	In addition to participation in the Company's executive benefit programs pursuant to Section 3(e), the Executive shall be entitled during the Employment Period to:

(i)	supplemental term life insurance coverage in an amount equal to the Executive's annual salary, but only if and so long as such additional coverage is available at reasonable cost from the insurer providing term life insurance coverage under the executive benefit programs or a comparable insurer acceptable to the Company; provided, that if such supplemental life insurance coverage is not available and if the Employment Period ends on account of the Executive's death, the Company shall pay to the Executive's estate (or such person or persons as the Executive may designate in a written instrument signed by her and delivered to the Company prior to her death) (1) a lump sum amount equal to the excess of (A) the amount of the Executive's annual salary then in effect over (B) the amount of term life insurance coverage provided to the Executive by the Company and (2) all unpaid, incurred expenses pursuant to Section 3(d) above; and

(ii)	supplementary long-term disability coverage in an amount which will increase maximum covered annual compensation to 66 2/3% of the Executive's annual salary; but only if and so long as supplementary coverage is available at standard rates from the insurer providing long- term disability coverage under the executive benefit program or a comparable insurer acceptable to the Company.

(g)	The Company shall assist the Executive in her relocation to the Company and shall (i) reimburse Executive for reasonable moving expenses incurred in connection with relocation to the Company's corporate headquarters in accordance with the Company's relocation practices for senior executive officers, (ii) reimburse the Executive for pre-approved temporary living expenses (including food and lodging) for the Executive and her family for a maximum of 60 consecutive days, (iii) reimburse the Executive for expenses associated with the Executive’s application for a U.S. O-1 visa, and (iv) pay the Executive within 60 days of the Effective Date an amount equal to one month of Executive's base salary as a miscellaneous expense allowance (the items referred to in clauses (i), (ii), (iii) and (iv), the "Relocation Benefits"). In addition, with respect to the Relocation Benefits, the Company shall pay to the Executive an additional amount (the "Relocation Benefit Gross-Up") equivalent to any taxes paid by the Executive with respect to such Relocation Benefits and the payment of the Relocation Benefit Gross-Up. Payment of the Relocation Benefit Gross-Up shall be made on or as soon as practicable following the day on which the required tax is remitted by or on behalf of Executive (but not later than the end of the taxable year following the year in which such tax is remitted).

(h)	Sign-On Compensation. The Company shall:

(i)	pay to the Executive in a lump sum within sixty (60) days of the Effective Date, subject to the Executive’s continued employment with the Company through such date, a cash payment in the amount of $300,000 (less applicable taxes and withholding); provided, that if Executive’s employment terminates for any reason other than by the Company without Cause or by the Executive for Good Reason, in each case, within twenty-four (24) months following the Effective Date, Executive shall repay such amount to the Company within sixty (60) days following such termination of employment; and

(ii)	subject to the approval of the Board (or a committee thereof), grant to the Executive within sixty (60) days of the Effective Date, subject to the Executive’s continued employment with the Company through such date, a restricted stock unit award under the Company’s 2018 Equity Incentive Plan with a grant date fair value equal to $700,000, with the number of shares of Company common stock subject to such award to be determined based on the Company’s standard methodology, and which shall vest 100% on the three-year anniversary of the Effective Date, subject to Executive’s continued employment through such date and such other terms and conditions as are set forth in the Company’s customary restricted stock unit award agreement.

4.            Termination of Employment.

(a)	The Employment Period shall end upon the first to occur of: (i) the expiration of the term of this Agreement pursuant to Section 1 hereof; (ii) termination of the Executive's employment by the Company on account of the Executive having become unable (as determined by the Board in good faith) to regularly perform her duties hereunder by reason of illness or incapacity for a period of more than six consecutive months ("Termination for Disability"); (iii) termination of the Executive's employment by the Company for Cause ("Termination for Cause"); (iv) termination of the executive's employment by the Company other than a Termination for Disability or a Termination for Cause ("Termination Without Cause"); (v) the Executive's death; or (vi) termination of the Executive's employment by the Executive for any reason following written notice to the Company at least 90 days prior to the date of such termination ("Termination by the Executive"). All references in this Agreement to the Executive’s termination of employment and to the end of the Employment Period shall mean a "separation from service" within the meaning of Section 409A of the Code.

(b)	For purposes of this Agreement, "Cause" shall mean (i) the commission of a felony involving moral turpitude, (ii) the commission of a fraud, (iii) the commission of any material act involving dishonesty with respect to the Company or any of its subsidiaries or affiliates, (iv) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or affiliates, (v) breach of any provision of Section 5 or Section 6 hereof or (vi) any other breach of this Agreement which is material and which is not cured within 30 days following written notice thereof to the Executive by the Company.

(c)	If the Employment Period ends for any reason set forth in Section 4(a), except as otherwise provided in this Section 4, the Executive shall cease to have any rights to salary, bonus (if any) or benefits hereunder, other than (i) any unpaid salary accrued through the date of such termination, (ii) any bonus payable based on actual performance, but only if such termination occurs during the third or fourth quarter of the Company's fiscal year, such bonus to be prorated and paid in accordance with Company policy (with such prorated bonus paid no later than the March 15th immediately following the end of the fiscal year in which such prorated bonus was earned), (iii) any accrued vacation pay to the extent not theretofore paid, (iv) any unpaid expenses which shall have been incurred as of the date of such termination and (v) to the extent provided in any benefit plan in which the Executive has participated, any plan benefits which by their terms extend beyond termination of the Executive's employment. Notwithstanding the foregoing, if the Employment Period ends on account of a Termination for Cause, the Executive shall not be entitled to any unpaid bonus accrued through the date of such termination.

(d)	If the Employment Period ends on account of Termination for Disability, in addition to the amounts described in Section 4(c) hereof, the Executive shall receive the disability benefits to which she is entitled under any disability benefit plan in which the Executive has participated as an employee of the Company.

(e)	If the Employment Period ends on account of the Executive's death, the Company shall pay to the Executive's estate (or such person or persons as the Executive may designate in a written instrument signed by her and delivered to the Company prior to her death), in addition to the amount payable pursuant to Section 3(f)(i), amounts equal to one-half of the amounts the Executive would have received as salary (based on the Executive's salary then in effect) had the Employment Period remained in effect until the second anniversary of the date of the Executive's death, at the times such amounts would have been paid.

(f)	If the Employment Period ends on account of Termination without Cause, in addition to the amounts described in Section 4(c) hereof, the Company shall, subject to Section 4(k) hereof, pay to the Executive amounts equal to the amounts the Executive would have received as salary (based on the Executive's salary then in effect) had the Employment Period remained in effect until the date on which (without any extension thereof, or, if previously extended, without any further extension thereof) it was then scheduled to end, at the times such amounts would have been paid, less any payments to which the Executive shall be entitled during such salary continuation period under any disability benefit plan in which the Executive has participated as an employee of the Company; provided, however, that in the event of the Executive's death during the salary continuation period, the Company shall pay to the Executive's estate (or such person or persons as the Executive may designate in a written instrument signed by her and delivered to the Company prior to her death) amounts during the remainder of the salary continuation period equal to one-half of the amounts which would have been paid to the Executive but for her death. It is expressly understood that the Company's payment obligations under this Section 4(f) shall cease in the event the Executive shall breach any provision of Section 5 or Section 6 hereof.

(g)	Notwithstanding the foregoing provisions of this Section 4, in the event of a Change in Control (as defined in Appendix A hereto), the employment of the Executive hereunder shall not be terminated by the Company or any successor to the Company within two years following such Change in Control unless the Executive receives written notice of such termination from the Company or such successor at least 30 days prior to the date of such termination. In addition, the Executive agrees that she shall not terminate her employment hereunder, other than for Good Reason, within one year following a Change in Control unless the Company or any successor to the Company receives written notice of such termination from the Executive at least six months prior to the date of such termination. In the event of a termination of employment by the Company or its successor other than a Termination for Cause, a Termination for Disability or due to the Executive's death (in which case the provisions of Section 4(c), 4(d) or 4(e), as the case may be, shall apply), within two years following a Change in Control, or in the event that the Executive terminates her employment hereunder for Good Reason (as defined in Section 4(h) hereof) within two years following a Change in Control:

(i)	the Company shall, subject to Section 4(k) hereof, pay to the Executive within 30 days following the date of termination, in addition to the amounts and benefits described in Sections 4(c)(i), (iii) and (iv) hereof: (A) a cash amount equal to the sum of (i) the Executive's annual bonus in an amount at least equal to the average of the annual bonuses paid or payable, including by reason of any deferral, to the Executive by the Company and its affiliated companies in respect of the three fiscal years of the Company immediately preceding the fiscal year in which the Change in Control occurs, multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the Change in Control occurs through the date of termination and the denominator of which is 365 or 366, as applicable, and (ii) any accrued vacation pay to the extent not theretofore paid; plus (B) a lump-sum cash amount in an amount equal to (i) two (2) times the Executive's highest annual base salary from the Company and its affiliated companies in effect during the 12-month period prior to the date of termination, plus (ii) two (2) times the average of the annual bonuses paid or payable, including by reason of any deferral, to the Executive by the Company and its affiliated companies in respect of the three fiscal years of the Company immediately preceding the fiscal year in which the Change in Control occurs; provided, however, that any amount paid pursuant to this Section 4(g)(i)(B) shall be paid in lieu of any other amount of severance relating to salary or bonus continuation to be received by the Executive upon termination of employment of the Executive under Section 4(f) of this Agreement or under any severance plan, policy or arrangement of the Company;

(ii)	for a period of two (2) years commencing on the date of termination, the Company shall continue to keep in full force and effect all policies of medical, disability and life insurance with respect to the Executive and her dependents with the same level of coverage, upon the same terms and otherwise to the same extent as such policies shall have been in effect immediately prior to the date of termination or, if more favorable to the Executive, as provided generally with respect to other peer executives of the Company, and the Company and the Executive shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the date of termination, with the Company-paid portion of the insurance premiums to be paid directly to Executive on a monthly basis, provided that the Executive converts the life insurance policy into an individual policy within the time period required by the life insurance carrier; and

(iii)	the Company shall pay to the Executive any compensation previously deferred by the Executive (together with any interest and earnings thereon) in accordance with the terms of the plans pursuant to which such compensation was deferred.

(h)	For purposes of this Agreement “Good Reason” shall mean, without the written consent of the Executive, any one or more of the following: (i) the Company reduces the amount of the Executive’s (x) base salary or (y) the aggregate cash bonus opportunity and long-term incentive opportunity (it being understood that the Board shall have discretion to set the Company’s and the Executive’s personal performance targets to which the cash bonus and long-term incentive opportunities will be tied and to change the form of long-term incentive awards); (ii) the Company adversely changes the Executive’s reporting responsibilities, titles or office as in effect as of the date hereof or reduces her position, authority, duties, responsibilities or status, in a manner that is materially inconsistent with the positions, authority, duties, responsibilities or status, which the Executive then holds (for the avoidance of doubt, Executive shall be deemed to have an adverse change in Executive’s position, authorities, duties, responsibilities or status, in the event the Executive ceases to have public company reporting responsibilities as a result of the Company ceasing to be publicly-traded following a Change in Control); (iii) any successor to the Company in any merger, consolidation or transfer of assets, as described in Section 12, does not expressly assume any material obligation of the Company to the Executive under any agreement or plan pursuant to which the Executive receives benefits or rights; or (iv) the Company changes the Executive’s place of work to a location more than sixty (60) miles from the Executive’s present place of work; provided, however, that the occurrence of any such condition shall not constitute Good Reason unless (A) the Executive provides written notice to the Company of the existence of such condition not later than 60 days after the Executive knows or reasonably should know of the existence of such condition, (B) the Company shall have failed to remedy such condition within 30 days after receipt of such notice and (C) the Executive resigns due to the existence of such condition within 60 days after the expiration of the remedial period described in clause (B) hereof in which such condition remains unremedied. Notwithstanding anything to the contrary, the “Good Reason” definition set forth herein shall override any definition in an equity award agreement for any equity awards granted after the date hereof to the extent the definition herein contains more favorable provisions.

(i)	Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company or its affiliated companies to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any adjustment required under this Section 4(i) (in the aggregate, the "Total Payments") would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), and if it is determined that (A) the amount remaining, after the Total Payments are reduced by an amount equal to all applicable federal and state taxes (computed at the highest applicable marginal rate), including the Excise Tax, is less than (B) the amount remaining, after taking into account all applicable federal and state taxes (computed at the highest applicable marginal rate), after payment or distribution to or for the benefit of the Executive of the maximum amount that may be paid or distributed to or for the benefit of the Executive without resulting in the imposition of the Excise Tax, then the Total Payments shall be reduced so that the Total Payments are one dollar ($1) less than such maximum amount. In the event that the Total Payments shall be reduced pursuant to this Section 4(i), then such reduced payment shall be determined by reducing the Total Payments otherwise payable to the Executive in the following order: (i) by reducing the payments due under Section 4(g)(i); (ii) by reducing any cash payments not subject to Section 409A of the Code; (iii) by eliminating the acceleration of vesting of any stock options (and if there is more than one option award so outstanding, then the acceleration of the vesting of the stock option with the highest exercise price shall be reduced first and so on); and (iv) by reducing the payments of any restricted stock, restricted stock units, performance awards or similar equity-based awards that have been awarded to the Executive by the Company (and if there be more than one such award held by the Executive, by reducing the awards in the reverse order of the date of their award, with the oldest award reduced first and the most- recently awarded reduced last).

(j)	If the Executive's employment terminates at the expiration of the term of this Agreement following a delivery by the Company of a notice of non-extension as contemplated by Section 1 of this Agreement, then the Executive shall, subject to Section 4(k) hereof, be entitled to receive the amounts the Executive would have received as salary (based on the Executive's salary then in effect) at the times such amounts would otherwise have been paid, and the medical and life insurance benefits the Executive and her dependents otherwise would have received, had the Employment Period remained in effect for one year following the date of such termination. It is expressly understood that the Company's payment obligations under this Section 4(j) shall cease in the event the Executive shall breach any provision of Section 5 or Section 6 hereof.

(k)	Notwithstanding any other provision of this Agreement, if on the date that the Employment Period ends, (i) the Company is a publicly traded corporation and (ii) the Company determines that the Executive is a "specified employee," as defined in Section 409A of the Code, then to the extent that any amount payable under this Agreement (A) is payable as a result of the Executive's separation from service, (B) constitutes the payment of nonqualified deferred compensation within the meaning of Section 409A of the Code and (C) under the terms of this Agreement would be payable prior to the six-month anniversary of the date on which the Employment Period ends, such payment shall be delayed until the earlier of (1) the six-month anniversary of the date on which the Employment Period ends and (2) the death of the Executive. Further, to the extent any payments made or contemplated hereunder constitute nonqualified deferred compensation within the meaning of Section 409A, then each such payment which is conditioned upon Executive’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years. Notwithstanding the requirement of Section 4(g)(i) hereof that payments to the Executive thereunder be made in a lump sum, if a Change in Control within the meaning of this Agreement does not constitute a "change in control event" within the meaning of Section 409A of the Code, the amounts payable pursuant to Section 4(g)(i) hereof shall be paid to the Executive, but with respect to the timing thereof, such payments shall be made in the installments, and during the period, described in Section 4(f) hereof. Each amount payable under this Agreement as a result of the separation of the Executive's service shall constitute a "separately identified amount" within the meaning of Treasury Regulation§ l.409A-2(b)(2). This Agreement shall be interpreted and construed in a manner that avoids the imposition of taxes and other penalties under Section 409A of the Code ("409A Penalties"). In the event the terms of this Agreement would subject the Executive to 409A Penalties, the Company and the Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible. Any reimbursement (including any advancement) payable to the Executive pursuant to this Agreement shall be conditioned on the submission by the Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to the Executive within 30 days following receipt of such expense reports (or invoices), but in no event later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in- kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit. Notwithstanding the foregoing, under no circumstances shall the Company be responsible for any taxes, penalties, interest or other losses or expenses incurred by the Executive due to any failure to comply with Section 409A of the Code.

(l)	Executive's execution and non-revocation of a complete and general release of any and all of her potential, legally-releasable claims (other than for benefits and payments described in this Agreement or any other vested benefits with the Company and/or its affiliates) against the Company, any of its affiliated companies, and their respective successors and any officers, employees, agents, directors, attorneys, insurers, underwriters, and assignees of the Company or its affiliates and/or successors, is an express condition of Executive's right to receive termination payments and benefits under this Agreement. Executive shall be required to execute within 45 days after Executive's termination of employment a customary general waiver and release agreement which documents the release required under this Section 4(l).

5.            Confidential Information. The Executive acknowledges that the information, observations and data obtained by her while employed by the Company pursuant to this Agreement, as well as those obtained by her while employed by the Company or any of its subsidiaries or affiliates or any predecessor thereof prior to the date of this Agreement, concerning the business or affairs of the Company or any of its subsidiaries or affiliates or any predecessor thereof ("Confidential Information") are the property of the Company or such subsidiary or affiliate. Therefore, the Executive agrees that she shall not disclose to any unauthorized person or use for her own account any Confidential Information without the prior written consent of the Company CEO unless and except to the extent that such Confidential Information becomes generally known to and available for use by the public other than as a result of the Executive's acts or omissions to act. The Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the business of the Company or any of its subsidiaries or affiliates which she may then possess or have under her control. The Executive understands that nothing contained in this Agreement limits Executive's ability to report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission ("Government Agencies"). The Executive further understands that this Agreement does not limit Executive's ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Nothing in this Agreement shall limit Executive’s ability under applicable U.S. Federal law to (i) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (ii) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

6.            Noncompetition and Nonsolicitation.

(a)	The Executive acknowledges that in the course of her employment with the Company pursuant to this Agreement she will become familiar with trade secrets and customer lists and other confidential information concerning the Company and its subsidiaries and affiliates and predecessors thereof and that her services will be of special, unique and extraordinary value to the Company.

(b)	The Executive agrees that during the Employment Period and for one year thereafter in the case of either Termination for Good Reason following a Change in Control or Termination without Cause, or for two years thereafter in the case of termination of employment for any other reason (the ''Noncompetition Period"), she shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or in any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm corporation or enterprise in engaging or being engaged, in any business then actively being conducted by the Company in any geographic area in which the Company is conducting such business (whether through manufacturing or production, calling on customers or prospective customers, or otherwise). Notwithstanding the foregoing, subsequent to the Employment Period the Executive may engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business activity which is not competitive with a business activity being conducted by the Company at the time subsequent to the Employment Period that the Executive first engages or assists in such business activity.

(c)	The Executive further agrees that during the Noncompetition Period she shall not in any manner, directly or indirectly (i) induce or attempt to induce any employee of the Company or of any of its subsidiaries or affiliates to terminate or abandon his employment, or any customer of the Company or any of its subsidiaries or affiliates to terminate or abandon its relationship, for any purpose whatsoever, or (ii) in connection with any business to which Section 6(b) applies, call on, service, solicit or otherwise do business with any then current or prospective customer of the Company or of any of its subsidiaries or affiliates.

(d)	Nothing in this Section 6 shall prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than 2% of the outstanding stock of any class of a corporation any securities of which are publicly traded, so long as the Executive has no active participation in the business of such corporation.

(e)	If, at the time of enforcement of this Section 6, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

7.            Enforcement. Because the services of the Executive are unique and the Executive has access to confidential information of the Company, the parties hereto agree that the Company would be damaged irreparably in the event any provision of Section 5 or Section 6 hereof were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Therefore, the Company or its successors or assigns shall be entitled, in addition to other rights and remedies existing in their favor, to seek an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).

8.            Survival. Sections 5, 6, 7 and 16 hereof shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period.

9.            Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or sent by certified mail, return receipt requested, postage prepaid, addressed (a) if to the Executive, to her last known address shown on the payroll records of the Company, and to the Company, to AptarGroup, Inc., 265 Exchange Drive, Suite 301, Crystal Lake, Illinois 60014, attention: Chief Executive Officer or (b) to such other address as either party shall have furnished to the other in accordance with this Section 9.

10.            Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

11.            Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

12.            Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by the Executive and her heirs, executors and personal representatives, and the Company and its successors and assigns. Any successor or assignee of the Company shall assume the liabilities of the Company hereunder. The Executive shall be required to obtain a visa to work in the United States. If by the Effective Date (as defined in Section 1 above) the Executive is unable to obtain a U.S. O-1 visa or other visa that, in the Company’s sole discretion, is sufficient to allow the Executive to work in the United States, then the Company shall assign Executive’s employment to its Canadian affiliate and the Executive shall enter into a new employment agreement with such entity that has substantially similar terms to this Agreement, subject to modifications to reflect employee benefits offered to employees in the applicable jurisdiction and applicable law.

13.            Governing Law. This Agreement shall be governed by the internal laws (as opposed to the conflicts of law provisions) of the State of Illinois.

14.            Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

15.            Withholding. All payments and benefits under this Agreement are subject to withholding of all applicable taxes.

16.            Compensation Subject to Recoupment. Notwithstanding any provisions in this Agreement or any other agreement or arrangement to the contrary, any incentive-based compensation, equity-based compensation or compensation otherwise subject to clawback under applicable law, in each case, paid or payable pursuant to the terms of this Agreement or any other agreement or arrangement with the Company, shall be subject to forfeiture, recovery by the Company or other action pursuant to the AptarGroup, Inc. Policy on Recoupment of Forfeiture of Incentive Compensation, as may be amended from time to time or any other clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

17.            No Conflict. Executive represents and warrants that Executive is not bound by any employment contract, restrictive covenant, or other restriction preventing Executive from carrying out Executive’s responsibilities for the Company, or which is in any way inconsistent with the terms of this Agreement. Executive further represents and warrants that Executive shall not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

18.            Acknowledgment. The Company hereby advises Executive to consult with an attorney (chosen by Executive and at Executive’s cost) prior to signing this Agreement, including with respect to the restrictive covenants contained in this Agreement. Executive has at least fourteen (14) calendar days to review this Agreement before agreeing to its terms (although Executive may elect to voluntarily sign it before the end of this review period).

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

APTARGROUP, INC.

By:	/s/ Stephan B. Tanda
Name:	Stephan B. Tanda
Title:	President and Chief Executive Officer

EXECUTIVE:

/s/ Vanessa Kanu
Vanessa Kanu

Appendix A to

Employment Agreement

DEFINITION OF CHANGE IN CONTROL

"Change in Control" means:

(1)            the acquisition by any individual, entity or group (a "Person"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of more than 50% of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities unless such outstanding convertible or exchangeable securities were acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation involving the Company, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (i), (ii) and (iii) of subsection (3) of this Appendix A shall be satisfied; and provided further that, for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of more than 50% of the Outstanding Company Common Stock or more than 50% of the Outstanding Company Voting Securities by reason of an acquisition by the Company and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Company Common Stock or any additional Outstanding Company Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

(2)            individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board; and provided further, that no individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to have been a member of the Incumbent Board;

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(3)            consummation of a reorganization, merger or consolidation unless, in any such case, immediately after such reorganization, merger or consolidation, (i) 50% or more of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and 50% or more of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation and in substantially the same proportions relative to each other as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or the corporation resulting from such reorganization, merger or consolidation (or any corporation controlled by the Company) and any Person which beneficially owned, immediately prior to such reorganization, merger or consolidation, directly or indirectly, more than 50% of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, more than 50% of the then outstanding shares of common stock of such corporation or more than 50% of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such reorganization, merger or consolidation; or

(4)      consummation of (i) a plan of complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, immediately after such sale or other disposition, (A) 50% or more of the then outstanding shares of common stock thereof and 50% or more of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the      Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such sale or other disposition and in substantially the same proportions relative to each other as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or such corporation (or any corporation controlled by the Company) and any Person which beneficially owned, immediately prior to such sale or other disposition, directly or indirectly, more than 50% of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, more than 50% of the then outstanding shares of common stock thereof or more than 50% of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition.

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